Exhibit 99.2

Report of Independent Accountants

Capital One Bank

11013 West Broad Street

Glen Allen, Virginia  23060

and

The Bank of New York

101 Barclay Street

Corporate Trust Dept.

New York, NY  10286

Capital One Master Trust

We have examined management’s assertion, included in the accompanying Report of Management on Compliance, that Capital One Bank (the “Bank”), a wholly-owned subsidiary of Capital One Financial Corporation, complied with the requirements of Sections 3.02, 3.04, 3.09, 4.02, 4.03, 4.04, 4.05 and 8.08 of the Pooling and Servicing Agreement dated as of September 30, 1993, as amended and restated as of August 1, 2002 between Capital One Funding, LLC, Capital One Bank, and The Bank of New York (collectively, the “Agreement”), and Article IV of the supplements to the Agreement relating to Series 1996-2, 1996-3, 1997-1, 1997-2, 1998-1, 1998-4, 1998-5, 1998-6, 1999-1, 1999-2, 1999-3, 1999-4, 1999-A, 2000-1, 2000-2, 2000-3, 2000-4, 2000-5, 2001-1, 2001-2, 2001-3, 2001-4, 2001-5, 2001-6, 2001-7, 2001-8, 2001-A, 2002-1, 2002-2, 2002-3, 2002-4, 2002-A, 2002-B, and 2002-CC (collectively, the “Supplements”), for the year ended December 31, 2002.  Management is responsible for the Bank’s compliance with those requirements.  Our responsibility is to express an opinion on management’s assertion about the Bank’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Bank’s compliance with specified requirements.

In our opinion, management’s assertion that the Bank complied with the requirements of the sections of the Agreement and the provisions of the Supplements to the Agreement referred to in the first paragraph above, for the year ended December 31, 2002 is fairly stated, in all material respects.

This report is intended solely for the information and use of Capital One Funding, LLC, Capital One Bank, and The Bank of New York and is not intended to be and should not be used by anyone other than these specified parties.  However, this report is a matter of public record and its distribution is not limited.

/s/ Ernst & Young LLP
Ernst & Young LLP

March 31, 2003

Report of Management on Compliance

We, as members of management of Capital One Bank (the “Bank”), a wholly-owned subsidiary of Capital One Financial Corporation, are responsible for complying with the requirements of Sections 3.02, 3.04, 3.09, 4.02, 4.03, 4.04, 4.05 and 8.08 of the Pooling and Servicing Agreement dated as of September 30, 1993, as amended and restated as of August 1, 2002 between Capital One Funding, LLC, Capital One Bank, and The Bank of New York (collectively, the “Agreement”), Article IV of the supplements to the Agreement relating to Series 1996-2, 1996-3, 1997-1, 1997-2, 1998-1, 1998-4, 1998-5, 1998-6, 1999-1, 1999-2, 1999-3, 1999-4, 1999-A, 2000-1, 2000-2, 2000-3, 2000-4, 2000-5, 2001-1, 2001-2, 2001-3, 2001-4, 2001-5, 2001-6, 2001-7, 2001-8, 2001-A, 2002-1, 2002-2, 2002-3, 2002-4, 2002-A, 2002-B, and 2002-CC.  We also are responsible for establishing and maintaining effective internal control over compliance with the requirements referred to in the preceding sentence.

We have performed an evaluation of the Bank’s compliance with the requirements of Sections 3.02, 3.04, 3.09, 4.02, 4.03, 4.04, 4.05 and 8.08 of the Agreement and Article IV of the supplements to the Agreement relating to Series 1996-2, 1996-3, 1997-1, 1997-2, 1998-1, 1998-4, 1998-5, 1998-6, 1999-1, 1999-2, 1999-3, 1999-4, 1999-A, 2000-1, 2000-2, 2000-3, 2000-4, 2000-5, 2001-1, 2001-2, 2001-3, 2001-4, 2001-5, 2001-6, 2001-7, 2001-8, 2001-A, 2002-1, 2002-2, 2002-3, 2002-4, 2002-A, 2002-B, and 2002-CC as of December 31, 2002 and for the year then ended.  Based on this evaluation, we assert that for the year ended December 31, 2002, the Bank complied with the requirements of the sections in the Agreement and each supplement to the Agreement referred to above.

/s/ Richard D. Fairbank	/s/ Nigel W. Morris	/s/ David R. Lawson
Richard D. Fairbank	Nigel W. Morris	David R. Lawson
Chairman and Chief	President and Chief	Senior Vice President,
Executive Officer,	Operating Officer	Chief Financial Officer
Capital One Bank	Capital One Bank	Capital One Bank

March 31, 2003